Exhibit 99

M E M O R A N D U M

TO:	Directors and Executive Officers

FROM:	Michael B. White, Corporate Secretary

RE:	Notice of Blackout Period

Date:	December 30, 2004

        As a director or executive officer of Hecla Mining Company (the “Company”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during pension plan “blackout” periods.

        The Company, as plan sponsor of the Hecla Mining Company Capital Accumulation Plan (401(k) Plan) (the “Plan”), has decided to change record-keepers from Strong Investment to The Vanguard Group, effective January 28, 2005. In order for Strong Investments to perform a final reconciliation of the Plan assets and for The Vanguard Group to establish participant accounts, a blackout period will be imposed under the Plan, beginning at [4:00 p.m.] Eastern time on January 28, 2005 and ending at [9:30 a.m.] Eastern time on February 21, 2005.

        While the blackout period is in effect, you (and your immediate family members who share your residence) should not engage in any purchase, sale, transfer, acquisition or disposition of any equity securities of the Company, including common stock and options. There are transactions exempt from this rule, including dividend reinvestments under a dividend reinvestment plan and trading pursuant to a 10b5-1 trading plan.

        The above prohibition is in addition to the normal restrictions on trading activity that the Company imposes on its executive officers and directors.  In particular, you will continue to be subject to the normal earnings blackout that will begin on January 19, 2005, and remain in effect until after the Company’s release of earnings in February 2005.

        If you have any questions pertaining to the blackout period contact Michael B. White by telephone at (208) 769-4110 or by mail at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, ID 83815-9408.